Execution Copy

COLLABORATIVE RESEARCH AGREEMENT

THIS COLLABORATIVE RESEARCH AGREEMENT (this "Agreement") is dated and effective as of December 17, 2025 ("Effective Date") and is made by and between **LIXTE Biotechnology Holdings, Inc.**, having offices at 680 E. Colorado Boulevard, Suite 180, Pasadena, CA 91101 ("**LIXTE**") and **The University of Texas M. D. Anderson Cancer Center**, a government agency of the State of Texas and a member institution of the University of Texas System ("**System**") having an address at 1515 Holcombe Blvd, Houston, TX., 77030 ("**Institution**").

LIXTE and Institution collectively referred to as "**Parties**" or in the singular "**Party**", under the following terms and conditions.

BACKGROUND

WHEREAS, the Parties and GlaxoSmithKline entered into an Agreement for GSK & LIXTE Supported Collaborative Study with an effective date of 18 September 2023, and further amended on April 4, 2025 and on December 11, 2025 (collectively, "**GSK Agreement**") relating to the clinical study ("**Original Study**") conducted under protocol 219582 entitled "Safety and Efficacy of Targeting PP2A in Ovarian Clear Cell Carcinoma (OCCC) using *dostarlimab* and LB-100;

WHEREAS, under GSK Agreement: (a) GSK (as defined therein) provides its *dostarlimab* and LIXTE provides its PP2A inhibitor (LB-100) at their own cost and expense to the Institution to conduct the Original Study at their own expense as provided therein; and (b) the Parties and GSK have now agreed to expand the Original Study from 21 to 42 patients to study the safety and efficacy of the combination of *dostarlimab* in combination with LIXTE's PP2A inhibitor ("**LB-100**") in clear cell ovarian cancer ("**Expanded Study**"); and

WHEREAS, the Parties desire to establish a collaboration to conduct the Expanded Study utilizing LIXTE's LB-100 and the Institution's personnel, expertise and resources to perform the Expanded Study ("Collaboration") and complete the deliverables under the GSK Agreement;

WHEREAS, the Parties desire to clarify the financial arrangement between LIXTE and Institution, as it relates to the Expanded Study**; and**

NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein and other good and valuable consideration, the receipt, adequacy, and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Definitions

For purposes of this Agreement only, the definitions included in the attached <u>Exhibit I</u> are added.

2. Expanded Study

2.1 <u>Collaboration</u>. As recited hereinabove, the Parties agree that, as between the Parties, the Collaboration shall consist of: (a) LIXTE's contribution of LB-100 to the Institution to conduct the Expanded Study, (b) the Institution's contribution of its personnel, expertise and resources to perform the Expanded Study (including clinic trials of 21 patients) and complete the deliverables under the GSK Agreement.

2.2 <u>Term and Termination.</u> The term of the Collaboration shall commence on the Effective Date and continue until the later of the completion of the Expanded Study and the termination or expiration of the GSK Agreement. This Agreement may not be

terminated by the Parties (whether prior to, on or after the date of such completion and termination or expiration) without the written consent or agreement of the Parties. LIXTE's payment obligations hereunder shall survive the termination or expiration of this Agreement.

3. Financial Arrangement

3.1 Milestone Payments. In consideration of Institution conducting the Expanded Study at its cost for patients 22-41, LIXTE shall pay Institution the following one-time, nonrefundable payments (each, a "**Milestone Payment**"), for the following respective events with respect to the Expanded Study (each, a "**Milestone Event**") regardless of whether the relevant Milestone Event is achieved by LIXTE, an Affiliate, its licensee:

(i) $500,000 upon Initiation of the first Pivotal Clinical Trial.

(ii) $500,000 upon achievement of Breakthrough Therapy designation or upon achievement of Accelerated Approval designation.

(iii) $500,000 upon U.S. Food and Drug Administration ("**FDA**") approval in clear cell ovarian cancer.

LIXTE shall immediately notify Institution of the achievement of any of the Milestone Events set forth above. Each of the Milestone Payments shall (i) be made by LIXTE to Institution within thirty (30) days of LIXTE submission of the notice that notified Institution of the achievement of the Milestone Event and (ii) not reduce the amount of any other payment provided for in this Agreement.

3.2 Royalties. In addition to the above Milestone Payments, and in consideration of Institution conducting the Expanded Study at its cost for patients 22-41, LIXTE shall pay Institution the following royalties:

A 3.75% royalty, on a Product-by-Product and country-by-country basis, based on annual Net Profit of each Product. Royalties shall begin to accrue upon FDA Approval for LB-100 or any Product in clear cell ovarian cancer. The term for royalty payments under this Agreement shall be from the Effective Date of this Agreement until the later of the expiration of PCT/US2017/065270 or December 8 2037.

3.3 Payments. Milestone and royalty payments shall be payable in US dollars (including amounts in local currencies and converted to US dollars) and royalties shall be paid annually within sixty (60) days after December 31 of the applicable Calendar Year. No stacking or offsets will be applied. The above Milestones Payments and royalties are due to Institution regardless of the LIXTE party (LIXTE, an Affiliate, its licensee, or a Sublicensee) achieving the Milestone Event or generating the revenue. Any fees and/or taxes associated with a payment due to Institution hereunder shall be borne by LIXTE so that Institution receives the full amounts due as described in the Agreement.

With each such payment, LIXTE will furnish to Institution a reasonably detailed report ("**Payment Report**") showing the following information, on a country-by-country and Product-by-Product basis: (a) with respect to royalty payments, (i) the gross invoiced amount for each Product during the reporting period Sold by LIXTE or its Sublicensees; (ii) the deductions taken in calculating Net Profit for each Product during such reporting period and the Net Profit for each such Product; and (iii) the royalties payable with respect to such Net Profit.

During the term of this Agreement and for so long as Product is being offered and/or Sold, LIXTE agrees to keep complete and accurate records of its, and its Sublicensees', Sales and Net Profit in sufficient detail to enable the royalties and other payments due under this Article 3 to be determined. LIXTE agrees to permit an independent auditor selected by Institution, at Institution's expense, no more than once per Calendar Year,

to periodically examine LIXTE's books, ledgers, and records during regular business hours for the purpose of and to the extent necessary to verify any report required under this Agreement. If any amounts due Institution are determined to have been underpaid in an amount equal to or greater than five percent (5%) of the total amount due during the period so examined, then LIXTE will pay the cost of the examination. LIXTE shall pay accrued interest at the highest rate allowed by applicable law on any and all late payments under this Agreement (regardless of whether the deficiency is identified by audit or otherwise), with such interest commencing on the date after the due date.

All payments required to be made to Institution under this Agreement will be made in US Dollars, without deductions for taxes, assessments, fees, or charges of any kind, by bank wire transfer in immediately available funds to the applicable account listed below (or such other account as Institution will from time to time advise LIXTE in writing):

JPMorgan Chase Bank, N.A.
707 Travis
Houston, Texas 77002
SWIFT: CHASUS33
ABA ROUTING NO: 021000021 (wire)
ABA ROUTING NO: 111000614 (ACH)
ACCOUNT NAME:Univ. of Texas MD Anderson Cancer Center-Office of Grants and Contracts
ACCOUNT NO: 680858060

Each payment shall include appropriate references, including title and Effective Date of Agreement and type of payment (e.g., milestone payment, royalty payment) and for any payments for patent expenses, please reference the Institution invoice number, invoice number).

4. Ownership and Licenses

4.1 Ownership. With the exception of original laboratory notebooks and medical records ("**MDACC Data**"), which shall be solely owned by Institution, all other de-identified data and results generated in the conduct of the Expanded Study, ("**Expanded Study Data**") shall be promptly disclosed by Institution to LIXTE and will be jointly owned by LIXTE and Institution.

Each Party shall own all right, title and interest in and to its Background Technology.

Inventions that are invented solely by one Party without use of or based upon the other party's Confidential Information (as defined in the GSK Agreement) shall be solely owned by the inventing Party ("**Sole Inventions**").

Inventions that are invented jointly by the Parties, or that are invented solely by one Party, but are based upon or use the other Party's Confidential Information, shall be jointly and equally owned by the Parties ("**Joint Inventions**").

The costs associated with joint patent applications shall be shared by both Parties.

4.2 Licenses.

Institution hereby grants to LIXTE the option to obtain: an exclusive license to any Joint Inventions, and an exclusive or non-exclusive license to any Sole Inventions of Institution, subject to a written license agreement or agreements negotiated in good faith by the Parties.

To the extent there is any conflict or inconsistency between the GSK Agreement and this Article 4, the GSK Agreement shall control.

5. Effect of Agreement

5.1 This Agreement is effective as of the Effective Date described above and shall expire on the date of the last payment due hereunder to Institution has been paid by LIXTE.

5.2 The provisions of Article 18 (Miscellaneous) of the GSK Agreement shall, as between the Parties, apply to this Agreement and the Parties hereunder, *mutatis mutandis*.

5.3 Except as modified herein, all other terms, provisions, conditions, and covenants of the Agreement, as amended, continue in full force and effect.

5.4 In the event of a conflict between or among this Agreement and the GSK Agreement, the documents shall govern in this order: (1) this Agreement (except as otherwise stated herein), and (2) the GSK Agreement.

6. Counterparts and Signatures

6.1 This Agreement may be signed (including electronic signatures, including PDF signatures) in counterparts, each executed by at least one (1) or more of the Parties. Each counterpart will be an original of this Agreement and all counterparts taken together will constitute one (1) instrument.

[Signatures on following page]

This Agreement has been entered into for and on behalf of:

LIXTE Biotechnology Holdings, Inc.

By: Geordan Pursglove :
Name: Geordan Pursglove
Title CEO
Email: gpursglove@lixte.com

THE UNIVERSITY OF TEXAS
M. D. ANDERSON CANCER CENTER

By: DocuSigned by: Omer F. Sultan 3077F1FEB118480...
Name: Omer F. Sultan
Title: Sr. Vice President and Chief Financial Officer
Email: ofsultan@mdanderson.org

Read and Acknowledged by:

INVESTIGATOR

DocuSigned by: Amir Jazaeri MD 998CFD7843E14D9...
Name: Amir Jazaeri, MD

MD ANDERSON USE ONLY:
Reviewed and Approved as to Form by MD Anderson Legal Services:
DocuSigned by: Sana Shaikh 12/17/2025

Approved as to Content by SIVOTC:

DocuSigned by: Emily Barnhill 2B3BEB02958848C...
Name: Emily Barnhill
Title: VP, Strategic Indstry Ventures, Strategic Industry Ventures

Exhibit I

DEFINITIONS

"Accelerated Approval" means the FDA process that allows drugs for serious or life-threatening conditions to be approved based on a surrogate or intermediate clinical endpoint that is reasonably likely to predict clinical benefit, rather than requiring the full set of extensive clinical trial data.

"Affiliate" means any entity which, directly or indirectly through one (1) or more intermediaries, controls, is controlled by or is under common control with a Party to this Agreement, for so long as such control exists, regardless of whether such Affiliate is or becomes an Affiliate on or after the Effective Date. An entity shall be deemed to "control" another entity if it: (a) owns, directly or indirectly, beneficially or legally, more than fifty percent (50%) of the outstanding voting securities or capital stock of such other entity, or has equal or greater ownership interest with respect to any entity other than a corporation; or (b) has the power, whether pursuant to contract, ownership of securities or otherwise, to direct the management and policies of the entity.

"Background Technology" shall mean a Party's owned and/or controlled Technology existing prior to execution of the GSK Agreement or developed outside of the GSK Agreement and this Agreement.

"Break Through Therapy" means a legal designation granted by the FDA under Section 902 of the Food and Drug Administration Safety and Innovation Act (FDASIA), defining a drug intended to treat a serious or life-threatening disease and for which preliminary clinical evidence indicates a substantial improvement over existing therapies.

"Calendar Year" means a period of twelve (12) consecutive months beginning on January 1 and ending on December 31 provided, however, that (a) the first Calendar Year of the Term will begin on the Execution Date and end on December 31 of the calendar year within which the Execution Date falls, and (b) the last Calendar Year of the Term will end on the effective date of the expiration or termination of this Agreement.

"Combination Product" means a combination or bundled product that contains (a) Product and (b) one or more components and/or services that are any test, service, or ingredients/components other than the Product, whether packaged together or in the same package or administered or having an approved use together.

"Control", "Controls" or "Controlled" means, with respect to any Technology, Patent, and/or other intellectual property, the legal authority or right of such party (whether through ownership or license, other than pursuant to a license under this Agreement) to grant another party with access, a license or sublicense in and to such Technology, Patent, and/or other intellectual property without (i) violating the terms of any agreement or arrangement with a third party or (ii) misappropriating the Technology of a third party.

"Cover" means, with respect to a Technology and the applicable Patent, that, in the absence of ownership of or a license granted under such Patent, the practice or other Exploitation of such Technology (when practiced by one or more Persons acting either alone, independently with others or in concert with others) would infringe at least one (1) Valid Claim of such Patent (or, in the case of a Patent that has not yet issued, would infringe at least one (1) Valid Claim of such Patent if it were to issue). "Covering" and "Covered" shall have the correlative meaning.

"Dollars" or "$" means the legal tender of the United States of America.

"FDA Approval" means the approval by the FDA of an NDA or BLA (including accelerated or conditional approval) permitting commercial sale of a Product in the United States.

"Indication" means any human disease or condition, or sign or symptom of a human disease or condition.

"Inventions" shall mean Technology first conceived by a Party and arising out of the Expanded Study.

"Net Profit" means the gross amounts received by LIXTE, its Affiliates, licensees or its Sublicensees from Sales of Compound Product less (a) all trade, quantity, and cash discounts actually allowed, (b) all credits and allowances actually granted due to rejections, returns, billing errors, and retroactive price reductions, (c) export duties, (d) excise, sale and use taxes, and equivalent taxes, and (e) reasonable allowances for non-collectable receivables after reasonable collection efforts, provided that any such amounts that are collected in a subsequent period shall be included in Net Profit for such subsequent period.

In the event a Product is sold as a component of a Combination Product, the Net Profit of the Combination Product, for the purpose of determining royalty payments, shall be:

a. if the Product and the other components of such Combination Product are each sold separately in finished form in a country, then Net Profit for such Combination Product in such country shall be calculated by multiplying actual Net Profit of such Combination Product in such country by the fraction A/(A+B), where A is the average Net Profit price of the Product as sold separately in finished form by LIXTE or any of its Affiliates, licensees or Sublicensees in such country, and B is the average net sales (calculated in a manner analogous to the manner in which Net Profit are calculated as set forth above) of the other components in the Combination Product as sold separately in finished form in such country;

b. if the Product of such Combination Product is sold separately in finished form by LIXTE or any of its Affiliates, licensees or Sublicensees in such country but the other components of the Combination Product are not sold separately in finished form in such country, then Net Profit for such Combination Product in such country shall be calculated by multiplying actual Net Profit of such Combination Product in such country by the fraction A/D, where A is the average Net Profit of the Product as sold separately in finished form by LIXTE or any of its Affiliates, licensees or Sublicensees in such country, and D is the average Net Profit of the Combination Product as sold separately in finished form by LIXTE or any of its Affiliates, licensees or Sublicensees in such country; and

c. if neither subsection (i) nor (ii) above is applicable, the Parties shall determine Net Profit for such Combination Product in such country by mutual agreement based on the relative contribution of the Product portion and the other components of the Combination Product.

"Initiation" means the first administration of the investigational product to a human subject in such Pivotal Clinical Trial, as documented in the clinical trial protocol or regulatory submission accepted by the FDA.

"Patent(s)" means (a) any national, regional and international issued patents and pending patent applications, including provisional patent applications, (b) any patent applications filed either from the foregoing or from an application claiming priority to the foregoing, including all provisional applications, converted provisionals, substitutions, continuations, continuations-in-part, divisionals, renewals and continued prosecution applications, and all patents granted thereon, (c) patents of addition, revalidations, reissues, reexamination and extensions or restorations by existing or future extensions or restoration mechanisms, including patent term adjustments and any patent term extension under 35 U.S.C. §156 or any non-U.S. counterpart or equivalent of the foregoing, including supplemental protection certificates and any other extensions that are now available or become available in the future, (d) inventor's certificates, utility models, petty patents, innovation patents and design patents, (e) other forms of government-issued rights comparable in scope to any of the foregoing, including so-called pipeline protection or any importation, revalidation,

confirmation or introduction patent or registration patent or patent of additions to any of such foregoing, and (f) U.S. and foreign counterparts of any of the foregoing.

"Patent Expenses" means out-of-pocket expenses incurred by Institution during Prosecution of a Patent.

"Person(s)" means any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization or government or political subdivision thereof.

"Phase 2 Study" means: (a) that portion of the FDA submission and approval process which provides for early controlled clinical studies conducted to obtain preliminary data on the effectiveness of a product for a particular indication, as more specifically defined by the rules and regulations of the FDA, including 21 C.F.R. § 312.21(b) or any future revisions or substitutes therefor; or (b) a similar clinical trial in any national jurisdiction other than the United States. For the avoidance of doubt, although not expressly included in 21 C.F.R. § 312.21(b), for purposes of this Agreement, Phase 2 Study shall include any study which provides for Phase Ib, cohort expansions, or any other study where one or two doses have already been fixed and/or any study that aims at looking for an efficacy signal and/or for which the safety has already been established.

"Pivotal Clinical Trial" means a human clinical trial of a Product which is designed to provide the substantial evidence of safety and efficacy required by the FDA to support the approval of a New Drug Application ("NDA"), Biologics License Application ("BLA"), or any equivalent application for marketing authorization, whether such approval is regular or conditional. For clarity, a Phase 2 trial may constitute a Pivotal Clinical Trial if it is intended in writing by the sponsor and accepted by the FDA as a registration-enabling study.

"Product" means any

(a) product, component, test, assay, method or service that is generated, studied, validated, improved, researched, developed or discovered by either Party under the Agreement (including, but not limited to Dostarlimab and/or LB-100); and/or

(b) any product or component that,

(i) comprises, uses or is made using Technology Covered by one or more Valid Claims, or

(ii) enables a Person, acting either alone, independently with other Person or in concert with other Person, to perform or practice one more Valid Claims, or

(iii) incorporates, uses or is made using an Invention; and/or

(c) any method or process that, when performed by one or more Persons acting either alone, independently with other Persons or in concert with other Persons,

(i) practices one or more Valid Claims, or

(ii) incorporates or uses Invention, and/or;

(d) any product, component, test, assay, method, or service made or developed, at least in part, as a result of an Indication or target that was generated, studied, validated, improved, researched, developed or discovered through or as part of a Research Study.

"Prosecution" means, with respect to a Patent, the preparation, filing, prosecution and maintenance thereof (including conducting all correspondence and interactions with the USPTO and foreign patent offices, seeking, conducting and defending any interferences, reissue proceedings, reexaminations, oppositions, post-grant proceedings, post-issuance proceedings and similar proceedings, obtaining patent term extensions, or their equivalents with respect thereto). When used as a verb, "Prosecute" means to engage in Prosecution.

"Regulatory Approval" means all activities relating to the approval, license or authorization of the applicable Regulatory Authority necessary for the marketing and sale of a product for a particular Indication in a country in the Territory, excluding separate pricing or reimbursement approvals that may be required, and including the approval by the applicable Regulatory Authority of any expansion or modification of the label for such Indication.

"Regulatory Authority" means the Food and Drug Administration (FDA) in the U.S. or any health regulatory authority in another country in the Territory that is a counterpart to the FDA and holds responsibility for granting Regulatory Approval for a product in such country, and any successor(s) thereto.

"Reseller" means a third party wholesaler or distributor that (a) has no significant responsibility for marketing and promotion of a Product within its distribution territory or field and (b) does not pay any consideration to LIXTE or its Sublicensees for wholesale or distribution rights.

"Sale" means the transfer or other disposition of a Product, as applicable, for value; provided, however, a transfer or other disposition of a Product, as applicable, for value shall not be included in this definition of Sale if (a) the transfer is to LIXTE Affiliate or a Sublicensee that does not acquire such or Product, as applicable, for end use or (b) the transfer or disposition is for use either in clinical trials or for compassionate use (or patient assistance programs) at no charge, or (c) the transfer is to a Royalty-Free Practitioner. "Royalty-Free Practitioner" means Institution and any individual: (x) listed as an inventor of a Patent that (i) Covers a Invention and (ii) Covers the Product, as applicable, and (x) that, at the time of such Sale(s), is a physician, nurse practitioner, physician assistant, advanced practice provider or other prescriber. "Sales" and "Sold" shall have the correlative meanings.

"Sublicensee" means any entity, including an Affiliate, to whom an express license agreement or Sublicense agreement has been granted under any Invention. For the avoidance of doubt, "Sublicensee" does not include a Reseller, which merely purchases and resells Products.

"Technology" means (i) information, inventions, discoveries, compounds, machines, devices, compositions, assays, materials, formulations, formulas, procedures, processes, methods, know-how, trade secrets, techniques, designs, drawings, computer programs, documents, specifications, apparatus, results, strategies, regulatory documentation, (ii) data, including pharmacological, toxicological, non-clinical and clinical data, analytical and quality control data, manufacturing data and data, and (iii) software, including computer programs, operating systems, applications, firmware, and other code, such as source code, object code, application programming interfaces, data files, databases, protocols, algorithms and other documentation thereof, and in each case (i), (ii), and (iii) and the like, in written, electronic, oral or other tangible or intangible form, now known or hereafter developed, whether or not patentable.

"Territory" means worldwide.

"Valid Claim" means a claim of: (a) an issued patent, that is within the definition of patents Covering Invention, that has not expired, lapsed, been cancelled or abandoned, or been dedicated to the public, disclaimed, or held unenforceable, invalid, or cancelled by a court or administrative agency of competent jurisdiction in an order or decision from which no appeal has been or can be taken, including through opposition, reexamination, reissue or disclaimer; or (b) a pending patent application that has not been finally abandoned or finally rejected and which has been pending for no more than seven (7) years from the filing date of such patent application, to the extent that such claim continues to be prosecuted in good faith. For clarity, a claim of an issued patent that ceased to be a Valid Claim before the applicable patent application issued because the patent application had been pending for longer than the period prescribed under clause (b), but the patent application subsequently issued and is otherwise

described by clause (a) of the foregoing sentence shall again be considered to be a Valid Claim once the patent application issues. The same principle shall apply in similar circumstances such as if, for example (but without limitation), a final rejection of a claim is overcome.